UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2019

Blockchain Holdings Capital Ventures, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-198435	46-3892319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 Lenox Road NE, 21st Floor, Atlanta, GA 30326

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 833-682-2428

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[X] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 8, 2019, the Company filed an Amended and Restated Certificate of Designation of the Class C Convertible Preferred Stock.

The Amended and Restated Certificate of Designation of the Class C Convertible Preferred Stock. designates ten million (10,000,000) shares of its preferred stock, par value $0.001 as Class C Convertible Preferred Stock (“Class C”). Each share of Class C shall be convertible into five (5) shares of Common Stock. The holders of Class C shall not be able to commence converting the shares of Class C until after thirty-six (36) months after the date such shares of Class C have been issued. The holders of Class C shall be entitled to receive the same dividend as the holders of the Common Stock and such dividend shall be paid pro rata per share on a fully converted basis. The holders of Class C shall have piggyback registration rights. The Company shall have the right to redeem, in its sole and absolute discretion, at any time after five (5) years, all or any portion of the shares of Class C at a price of five dollars ($5.00) per share. The Class C shares shall be considered to have a junior liquidation preference to Class A shares and a senior dividend preference to Class A shares.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On April 3, 2019, the holders of Class C unanimously approved the Amend and Restated Certificate of Designation of the Class C Convertible Preferred Stock.

Item 9.01 Financial Statement and Exhibits.

Exhibit 4.1- Amended and Restated Certificate of Designation of Class C Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blockchain Holdings Capital Ventures, Inc.

Date: April 9, 2019	By:	/s/ Delray Wannemacher
Delray Wannemacher, CEO